Exhibit 99.2

Investor Contact:	Media Contact:
Targeted Genetics Corporation	Targeted Genetics Corporation
Stephanie Seiler, Ph.D.	Courtney Self
(206) 521-7823	(206) 521-7392

TARGETED GENETICS RECEIVES $4 MILLION IN EQUITY FUNDING UNDER COLLABORATION WITH BIOGEN

Seattle, WA—October 8, 2002 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has received $4 million from the issuance of common stock to Biogen, Inc. (Nasdaq: BGEN).

Targeted Genetics and Biogen established a research and development collaboration in September 2000, under which Targeted Genetics was given the option to sell, at its discretion, up to $10 million of its common stock to Biogen under an equity purchase commitment. The Company issued 5,804,673 shares of common stock under this option at a price of approximately $0.69 per share. The research and development collaboration with Biogen is to develop up to four gene therapy products. Two of the research programs have been identified as an infectious disease and a genetic disorder.

“We have been pleased with the collaboration formed between Targeted Genetics and Biogen in working toward a further understanding of viral gene delivery technology. We will utilize the funding announced today to continue to support general company operations and thank Biogen for their ongoing commitment to this partnership,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics Corporation.

The $6 million remaining under this equity purchase commitment, which expires in August 2003, is not currently accessible by the Company because the agreement provides that Biogen is not required to purchase shares of stock to the extent the purchase would result in Biogen’s ownership interest in Targeted Genetics exceeding 19.9%. Biogen’s ownership interest following the purchase amount announced today approximates this limitation.

Targeted Genetics Corporation develops gene therapy products for the treatment of acquired and inherited diseases. The Company has a clinical product development program targeting cystic fibrosis, and a promising preclinical pipeline of product candidates focused on hemophilia A, arthritis, cancer and AIDS prophylaxis. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE:  This release contains forward-looking statements regarding our projected financial resources and the results of our product development programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended June 30, 2002. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.